FORM 4

 (   )  Check box if no longer subject to
        Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION _____________________ WASHINGTON, D.C. 20549 | OMB APPROVAL |

                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2005 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

___________________________________________________________________________
1.       Name and Address of Reporting Person:

        Loevner                     Kirk

    _______________________________________________________________________
       (Last)                      (First)                    (Middle)
    c/o Pinnacor, 601 W. 26th St., 13th Fl.
    _______________________________________________________________________
                                   (Street)

         New York              NY                         10001
    _______________________________________________________________________
       (City)                 (State)                     (Zip)

___________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol:

   Pinnacor Inc.; PCOR

___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary):

___________________________________________________________________________
4.   Statement for Month/Day/Year:

     March 26, 2003

___________________________________________________________________________
5. If Amendment, Date of Original (Month/Day/Year):

___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

(X) Director
( ) 10% Owner
(X) Officer (give title below)
( ) Other (specify title below):
         Chief Executive Officer & President

___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line)
(X)  Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

___________________________________________________________________________
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1. Title of Security (Instr. 3):

___________________________________________________________________________
2. Transaction Date (m/d/yr); 2A. Deemed Execution Date, if any (m/d/yr):

___________________________________________________________________________
3. Transaction Code (Instr. 8):

___________________________________________________________________________
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5), Price:

___________________________________________________________________________
5. Amount of Securities Beneficially Owned Following Reported Transaction (Instr. 3 and 4):

___________________________________________________________________________
6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4):

___________________________________________________________________________
7. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1. Title of Derivative Security (Instr. 3): employee stock option (right to buy)

___________________________________________________________________________
2.       Conversion or Exercise Price of Derivative Security: $1.24

___________________________________________________________________________
3.       Transaction Date (m/d/yr); 3A. Deemed Execution Date, if any
         (m/d/yr): 3/26/03

___________________________________________________________________________
4.       Transaction Code (Instr. 8): A

___________________________________________________________________________
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):

         A - 400,000

___________________________________________________________________________
6. Date Exercisable and Expiration Date (Month/Day/Year): date exercisable - footnote (1); expiration date - 3/26/10

___________________________________________________________________________
7. Title and Amount of Underlying Securities (Instr. 3 and 4): common stock - 400,000

___________________________________________________________________________
8. Price of Derivative Securities (Instr. 5):

___________________________________________________________________________
9. Number of Derivative Securities Beneficially Owned Following Reported Tranactions (Instr. 4): 400,000

___________________________________________________________________________
10. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
    4): D

___________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________

EXPLANATION OF RESPONSES:(1) 25% of such options vest on 9/26/03 and thereafter in 10 equal, quarterly amounts.

         /s/ Kirk Loevner                                3/27/03
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE
_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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